Filed pursuant to Rule 424B3
Registration Statement No. 333-114307

PROSPECTUS SUPPLEMENT

1,264,793 SHARES

US DATAWORKS, INC.

COMMON STOCK

     This prospectus supplement reflects a change to the registration statement on Form S-3 dated July 1, 2004 (the “Prospectus”) of US Dataworks, Inc. with respect to the exercise price for the warrants held by the selling stockholders identified in the Prospectus. You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supercedes or updates the information contained in the Prospectus.

     On December 6, 2004, the Company executed an Amended Warrants Agreement amending (i) its warrant to purchase 912,501 shares of the Company’s Common Stock held by the selling stockholders identified in the Prospectus, (ii) a warrant to purchase 143,750 shares of the Company’s Common Stock held by Bear Stearns Securities Corp. as custodian for John V. Winfield (IRA), and (iii) a warrant to purchase 208,542 shares of the Company’s Common Stock held by Russell Leventhal, Frank Montelione, and Richard Shapiro. All of the aforementioned warrants represent, in the aggregate, warrants to purchase 1,264,793 shares of the Company’s Common Stock registered pursuant to the Registration Statement of which the Prospectus and this prospectus supplement are a part. The Amended Warrants Agreement reduced the exercise price of the warrants to $0.90 per share if (i) exercised in whole or in part prior to 5:00 p.m., CST, Monday, December 13, 2004, and (ii)(A) the aggregate exercise amount to be paid to the Company by the holders electing to exercise their warrants pursuant to the Amended Warrants Agreement is equal to or greater than Two Million Dollars ($2,000,000), or (B) the aggregate exercise amount to be paid to the Company by the holders electing to exercise their warrants pursuant to the Amended Warrants Agreement is less than Two Million Dollars ($2,000,000) but the Company elects, in its sole discretion, to amend the warrants pursuant to the terms of the Amended Warrants Agreement.

     The Company’s Common Stock is traded on the American Stock Exchange under the symbol “UDW.” The last reported sale price of the Company’s Common Stock on December 6, 2004 was $1.16 per share.

This prospectus supplement is dated December 8, 2004